Exhibit 99.1

BGC PARTNERS ANNOUNCES PRICING OF $300 MILLION OF 5.125% SENIOR NOTES DUE 2021

NEW YORK, NY — May 25, 2016 — BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”) today announced the pricing of its offering of $300 million aggregate principal amount of 5.125% senior notes (the “notes”).

The notes, which were priced yesterday, will be general senior unsecured obligations of BGC Partners, Inc. The notes will pay interest semi-annually at a rate of 5.125% per annum, on each May 27 and November 27, beginning on November 27, 2016, and will mature on May 27, 2021. The Closing, subject to customary conditions, is expected to occur on May 27, 2016.

BGC intends to use the net proceeds from the offering for general corporate purposes, which may include the repayment in full of the Company’s 4.50% convertible notes scheduled to mature on July 15, 2016, and to fund future potential acquisitions.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

The notes have not been registered under the Securities Act of 1933, as amended, or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, the Company undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

Media Contact:
Karen Laureano-Rikardsen +1 212-829-4975

Investor Contacts:
Jason McGruder +1 212-829-4988	Jason Chryssicas +1 212-915-1987